Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Financial Group, Inc. to Sell Trust

Department to Chemung Financial Corporation

Utica, NY & Elmira, NY - October 12, 2006 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, has entered into an agreement to sell its Trust Department to Chemung Canal Trust Company, the subsidiary bank of Chemung Financial Corporation (OTCBB: CHMG). The transaction, which is subject to regulatory and New York State Supreme Court approval, is expected to close in the first quarter of 2007.

Partners Trust's Trust Department currently has approximately $365 million in assets held in fiduciary or agency capacities. Douglas R. Johnson, Senior Vice President and Trust Division Manager, has agreed to join Chemung upon completion of the transaction, together with several other trust department employees. Chemung currently has approximately $1.4 billion in assets under administration.

"The sale of our trust business, which was acquired as part of our acquisitions of Herkimer Trust Company and BSB, reflects our strategic priority of focusing on the continued development of our core banking franchise," said President and CEO John Zawadzki of Partners Trust. "We believe that our trust customers will continue to be well served by Chemung, and will enjoy the benefits of a larger trust operation."

"We are excited to welcome customers from Partners Trust's Trust Department and to provide them with the same excellent level of performance and attention to which they are accustomed. With a $1.8 billion trust business, we will offer a compelling combination of sophistication and personal service," said Jan Updegraff, Vice Chairman and Chief Executive Officer of Chemung.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services through its 34 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website, www.partnerstrust.com.

Chemung Financial Corporation, headquartered in Elmira, New York, is the holding company for Chemung Canal Trust Company, a full-service community bank with full trust powers founded in 1833, and CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. Chemung Canal Trust Company maintains 17 offices in Chemung, Schuyler, Steuben, Tioga and Tompkins counties, and a representative office in Broome county.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO, 315-738-4778

Steven A. Covert, Senior Executive VP & COO, 315-738-4993

Contact: Chemung Financial Corporation

Jan P. Updegraff, Vice Chairman & CEO, 607-737-3837

Ronald M. Bentley, President & COO, 607-737-3900